Exhibit 99.1

Contacts:

Electronic Arts	Electronic Arts
Investor Relations:	Media Relations:
Chris Evenden	John Reseburg
VP, Investor	VP, Global
Relations	Communications
650-628-0255	650-628-3601
cevenden@ea.com	jreseburg@ea.com

WarnerMedia	AT&T
Remi Sklar	Fletcher Cook
Warner Bros. Games	AT&T Inc.
818-641-4038	214-912-8541
remi.sklar@warnerbros.com	fletcher.cook@att.com

Electronic Arts Completes Acquisition of Mobile Game Creator
Playdemic from AT&T

Acquisition creates opportunities to expand new sports clash experiences with talented Playdemic team

REDWOOD CITY, California and DALLAS, Texas – September 20, 2021 - Today, Electronic Arts (NASDAQ: EA), AT&T* (NYSE:T) and WarnerMedia announced the completion of EA’s acquisition of Warner Bros. Games’ Playdemic, Ltd. for $1.4 billion in cash, subject to customary purchase price adjustments.

Playdemic is a premier mobile gaming company known for its award-winning game Golf Clash that allows players around the world to compete with each other in real time. With more than 80 million downloads globally to date, Golf Clash is one of the leading mobile games in the US and UK. This acquisition is part of Electronic Arts’ mobile growth strategy focused on delivering new interactive entertainment for its network of nearly half a billion players around the world.

“We are thrilled to officially welcome the Playdemic team to Electronic Arts, adding to our growing mobile portfolio and expanding our leadership in sports,” said Andrew Wilson, CEO of Electronic Arts. “The addition of the incredible Playdemic team not only adds to the strength of our mobile teams globally, it also continues our expansion and investment in U.K.-based talent. With Playdemic now part of Electronic Arts, we’re excited to bring even more amazing and innovative mobile games to diverse audiences around the world.”

With the addition of Playdemic, the Electronic Arts portfolio now spans more than 18 top mobile live services across fast-growing genres, including lifestyle, casual, sports, and mid-core games. Playdemic’s successful track record creating innovative gameplay and strong live services, combined with Electronic Arts’ industry-leading IP in sports and beyond, creates exciting growth opportunities.

“This is an exciting day for Playdemic as we become part of the Electronic Arts family,” said Paul Gouge, Head of Studio at Playdemic. “I am proud to bring the amazing talent which exists at Playdemic into the EA business, to both continue to build on Golf Clash’s incredible success and to build new games, which we believe can be even more successful in entertaining and engaging audiences globally.”

As mobile continues to be the world's biggest and fastest growing gaming platform, this acquisition is another step in Electronic Arts strategy of continued leadership in sports and mobile expansion. With the additions of Codemasters, Glu Mobile, Metalhead Software, and now Playdemic in the past year, EA continues to bring together talented teams, industry-leading franchises and IP, and innovative technology to deliver amazing experiences that connect hundreds of millions of people together in play.

About Electronic Arts
Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company develops and delivers games, content and online services for Internet-connected consoles, mobile devices and personal computers.

In fiscal year 2021, EA posted GAAP net revenue of $5.6 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality brands such as EA SPORTS™ FIFA, Battlefield™, Apex Legends™, The Sims™, Madden NFL, Need for Speed™, Titanfall™ and F1™. More information about EA is available at www.ea.com/news.

EA SPORTS, Ultimate Team, Battlefield, Need for Speed, Apex Legends, The Sims and Titanfall are trademarks of Electronic Arts Inc. John Madden, NFL, FIFA and F1 are the property of their respective owners and used with permission.

About Warner Bros. Games
Warner Bros. Games is a premier worldwide publisher, developer, licensor and distributor of entertainment content for the interactive space across all platforms, including console, handheld, mobile and PC-based gaming for both internal and third-party game titles. Additional information about Warner Bros. Games can be found at www.warnerbrosgames.com.

*About AT&T
AT&T Inc. (NYSE:T) is a diversified, global leader in telecommunications, media and entertainment, and technology. Consumers and businesses have more than 225 million monthly subscriptions to our services. AT&T Communications provides more than 100 million U.S. consumers with entertainment and communications experiences across mobile and broadband. Plus, it serves high-speed, highly secure connectivity and smart solutions to nearly 3 million business customers. WarnerMedia is a leading media and entertainment company that creates and distributes premium and popular content to global audiences through its consumer brands, including: HBO, HBO Max, Warner Bros., TNT, TBS, truTV, CNN, DC Entertainment, New Line, Cartoon Network, Adult Swim and Turner Classic Movies. Xandr, now part of WarnerMedia, provides marketers with innovative and relevant advertising solutions for consumers around premium video content and digital advertising through its platform. AT&T Latin America provides pay-TV services across 10 countries and territories in Latin America and the Caribbean and wireless services to consumers and businesses in Mexico.

AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information is available at about.att.com. © 2021 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.